ITEM 77D: Policies with respect to security investments


	Effective February 1, 2008, the BB&T Capital Manager Equity VIF ("Capital Manager Equity VIF ") changed its policy of investing exclusively in underlying BB&T Funds, and certain short-term and government instruments. Instead, under normal market conditions, the Capital Manager Equity VIF allocates its investments among (i) BB&T Funds, and (ii) other registered open-end and closed-end investment companies (including exchange-traded funds) that are not a part of the BB&T Funds group of investment companies.

	Effective April 1, 2008, the Capital Manager Equity VIF changed its policy of investing 80% of its net assets, under normal market conditions, in BB&T Funds which invest almost exclusively in equity securities. Instead, under normal market conditions, the Capital Manager Equity VIF invests at least 80% of its net assets in investment companies that invest primarily in equity securities. This policy will not be changed without at least 60 days' written notice to shareholders.


	Effective April 1, 2008, the BB&T Large Cap VIF ("Large Cap VIF") changed its policy of investing, under normal market conditions, at least 80% of its assets in equity securities issued by large capitalization companies, which may include common stocks, preferred stocks, warrants, or debt instruments that are convertible into common stock. Instead, the Large Cap VIF invests, under normal circumstances, at least 80% of its net assets plus borrowings for investment purposes in the securities of large companies. This policy will not be changed without at least 60 days' written notice to shareholders.

	Effective April 1, 2008, the BB&T Mid Cap Growth VIF ("Mid Cap Growth VIF") changed its policy of investing, under normal market conditions, at least 80% of its assets in equity securities of U.S. companies with market capitalization within the range of those companies in the Russell Midcap Growth Index that BB&T Asset Management, Inc. believes have an established record of growth and continue to present significant growth potential. Instead, the Mid Cap Growth VIF invests, under normal circumstances, at least 80% of its net assets plus borrowings for investment purposes in the securities of middle capitalization companies. This policy will not be changed without at least 60 days' written notice to shareholders.

	Effective April 1, 2008, the BB&T Special Opportunities Equity VIF ("Special Opportunities Equity VIF") changed its policy of investing, under normal market conditions, at least 80% of its assets in equity securities, and investing primarily in domestically traded common stocks of mid and large capitalization companies. Instead, the Special Opportunities Equity VIF invests, under normal circumstances, at least 80% of its net assets plus borrowings for investment purposes in equity securities. This policy will not be changed without at least 60 days' written notice to shareholders.

	Effective April 1, 2008, the BB&T Total Return Bond VIF ("Total Return Bond VIF") changed its policy of investing, under normal market conditions, at least 80% of its assets in a diversified portfolio of bonds, including: U.S. Government Securities, corporate bonds, asset-backed securities, commercial mortgage-backed securities and convertible securities. Instead, the Fund invests, under normal circumstances, at least 80% of its net assets plus borrowings for investment purposes in a diversified portfolio of bonds, including: securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, corporate bonds, asset-backed securities, commercial mortgage-backed securities and convertible securities.
This policy will not be changed without at least 60 days' written notice to shareholders.